Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

C O R P O R A T E     P A R T I C I P A N T S

Rob Fink, Executive Vice President and General Manager, Hayden IR

Todd Mitchell, Chief Financial Officer

Randall Fields, Co-Founder, President, Chief Executive Officer & Chairman

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Ananda Baruah, Loop Capital Markets LLC

Thomas Forte, D.A. Davidson & Co.

Walter Schenker, MAZ Partners

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen. Welcome to the Park City Group Fiscal Fourth Quarter and Full Year 2018 Earnings Call. Today's program is being recorded.

At this time, I would like to hand the conference over to Mr. Rob Fink, Hayden Investor Relations. Please go ahead, sir.

Rob Fink:

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today. Hosting the call are Mr. Randy Field, Park City Group CEO and Chairman, and Todd Mitchell, Park City Group, CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations of Park City Group’s Management and are subject to risks and uncertainties which could cause actual results to differ from forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this conference call.

Shortly after the market close today, the Company issued a press release overviewing the financial result that it will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this news release.

In addition, in our earnings release and on this call, we may refer to GAAP and non-GAAP financial results including free cash flow, EBITDA, Adjusted EBITDA and adjusted earnings per share, which are non-GAAP terms. We believe these non-GAAP terms are useful measures for the Company, primarily because of the significant non-cash charges in its operating statement. Reconciliations of GAAP and non-GAAP results are in the earnings release and on the Investor Relations website.

With all that said, I'd now like to turn the call over to Todd. Todd, the call is yours.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Todd Mitchell:

Thank you, Rob. Good afternoon everybody.

Fiscal 2018 was the year that we brought everything together. In the latter half of last year, fiscal 2017, we began to make strategic investments to bring new products and new services to market to round out our offering. In fiscal 2018, our revenue trends grew progressively stronger and our growth in expenses steadily declined as we benefited from these initiatives. As a result, our fiscal fourth quarter was a strong end to a solid year across the board.

That being said, the year was clearly headlined by the successful launch of MarketPlace. This is an entirely new offering that seamlessly leverages our converged ReposiTrak platform, benefiting from both our supply chain and compliance solutions. With MarketPlace, we can now help our customers with every aspect of their workflow across the supply chain, making us the only end to end supply chain business that can help a retailer source, vet and transact with their suppliers. We're seeing the positive results of our efforts.

We are deepening our relationships with the suppliers on our network. MarketPlace is changing the dynamic of our relationship with these suppliers. We're no longer just a mandated service in their eyes. We're a partner in helping them to grow their business. Our Tier 2 supplier hub growth initiative is also deepening our compliance relationships with these suppliers. We're no longer just a way that they show their customers that they are compliant. We're a partner in helping them make sure their own suppliers are compliant, and in helping them complete the myriad of activities they need to become compliant themselves.

We're also deepening our relationships with retailers and wholesalers. MarketPlace is a solution to yet another challenge they face, helping them source new products faster and more efficiently from suppliers they know are compliant. At the same time, our successful compliance engagements are helping us establish a relationship with every one of our retailers, or wholesalers/suppliers and showing these retailers and wholesalers we have the resources to execute at scale. This in turn is leading to bigger mandates across our business.

I hope you notice that today, we announce, that after the end of the quarter, we signed our largest compliance deal ever. This follows signing three supply chain deals during the quarter for scan-based trading that were very, very material in scale. In short, we are seeing greater interest across our entire product offering.

Looking at the numbers a little more closely, we are very pleased with our fiscal 2018 results, and we expect to see even better results in fiscal 2019. Fourth quarter revenue grew 22% to $6.3 million. As a result, full year revenue grew 16% to $22 million. As I mentioned, fourth quarter growth was the highest of the year and we feel good about our position going into fiscal 2019.

Top line growth for the year was driven by the scaling of MarketPlace in the second half of the year with approximately $1 million contribution to fiscal fourth quarter revenue, and a record quarter in supply chain growth in the fiscal fourth quarter which drove a record year for that business. I also want to highlight, we saw strong growth in subscription revenues for both our supply chain and compliance businesses every quarter this year.

Looking to fiscal 2019, we expect revenue growth to continue to be in the solid double-digit, with the first caveat, we're still not a quarterly Company. There will be variability in our quarterly results. As we've said MarketPlace is transactional and is becoming quite large quite fast. It could add variability to our quarterly results, despite our growing recurring revenue base. The second caveat, our Tier 2 supplier growth hubs are much smaller than our Tier 1 retailer and wholesaler hubs. While we expect to see significant volumes from our growth initiative here, in aggregate this will start out small and build progressively.

With regards to profitability, our fourth quarter net income rose 44% to $1.3 million, up from $883,000 a year ago, growing at twice the rate of revenue. This shows we are beginning to see the positive return from our investment initiatives. This trend will only become more apparent in fiscal 2019. We are focused on growing profits above all else.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

In that vein, expense growth continued to moderate in the fiscal fourth quarter. Total operating expenses rose just 17% to $5 million, versus a 23% increase for the full year to $18.5 million. We are investing where it will translate into profitable growth. We're supporting our new product initiatives. We're maintaining our high levels of customer service, whether it be by scaling our success team or investing in the back office and internal automation. While we talk of these investments in terms of driving revenue growth and operating leverage, what they're really designed to do is to drive customer success.

Looking at expenses by component, cost of service increased 23% in the fourth quarter to $1.9 million for a 24% increase for the full year to $6.6 million. This increase from last year was primarily due to incremental expenses associated with MarketPlace and incremental expenses to develop new compliance applications. Cost of service will continue to grow as we invest in our business. But the last quarter was a step up. Increases should moderate in fiscal 2019.

Sales and marketing rose 16% in the fiscal fourth quarter to $1.6 million for a 26% increase for the full year to $6.4 million. This increase from last year was primarily due to costs associated with building out the success team and giving them the tools they need to be successful. As we saw in the fiscal fourth quarter, we expect growth in these items to moderate—to continue to moderate in fiscal 2019.

General and administrative rose 13% in the fiscal fourth quarter to $1.3 million for an 18% increase for the full year to $4.9 million. This increase from last year was primarily due to higher spending in back office and other enabling infrastructure. As with sales and marketing, we expect the growth of these items to moderate in fiscal 2019.

With regard to cash flow and liquidity, we ended the year with $14.9 million in total cash, up $900,000 from $14.1 million at the beginning of the year. This was against accelerated investment in MarketPlace, increased investment in the success team and enabling infrastructure and the redemption of $1 million in preferred equity.

Looking into the future, we feel good about the trends going into fiscal 2019. We expect to see continued double-digit growth in revenue, and we expect to see even faster growth in net income and cash flow. That being said, we will continue to focus on our customers. We believe we have the right product set. Now we need to take advantage of the opportunity in front of us. To do this, we will continue to focus on execution. We cannot say it enough. Execution is the key to our success. It's what drives an amazing level of customer retention.

We have such high retention because of our focus on customer success because our customers' success is the bedrock of our Company. If our customers are successful and they feel in relationship with us, they will want to buy more from us.

Thank you. I'm going to turn the call over to Randy now.

Randall Fields:

Thank you, Todd. Thank you, everybody. My remarks today will be as scripted as the last few have been, but don't worry there's plenty of time to ask questions at the end. Obviously, we've just finished a milestone year for the Company and, frankly, 2019 is poised to be an even more important year overall for our customers and, frankly, for our Shareholders. As we've noted before, our customer is responding to multiple challenges in this environment in food retailing. This is creating some amazing opportunities for us. I'm going to discuss several of these trends which are impacting our customer set and our prospect set.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

First, most importantly perhaps, are changing expectations from consumers, and it would appear that consumers don't just want more varied product choices. They want organic, GMO, non-GMO, more locally sourced, et cetera. That, therefore, is driving a high degree of product diversification pressure on retailers. Consumers are also simultaneously demanding more in stock from this diverse, and for the retailer, more complex product set. In other words, consumers are making the job of retailers a harder job. They have to stock more items, more diversified, more locally sourced and keep them all in stock, tremendously difficult problem.

Secondly, retailers have to deal with what we perceive, and I think now the world perceives, as increasing risk and regulation in their supply chain. Interestingly, it's the consumer expectation that is driving that risk, meaning as you diversify your product set as a retailer, to more and more suppliers who are typically smaller and smaller, the risk around food safety, et cetera, is going up. Strangely enough, consumers wanting localization and product diversification are pushing retailers into a more and more risky position with regard to their supply chain. It's inherently more risky.

Now third, retailers are facing a growing regulatory and tort risk. In case you didn't notice—and this is not just in the Food Safety Modernization Act, which got us into the compliance business. But if you noticed, last year was a record number of recalls. In other words, for whatever set of reasons, the world is becoming just a little bit less safe from the perspective of the kinds of foods and the quantity of foods that are making people sick, and are having therefore to be taken off the shelves.

But here's another example, and this one interestingly is socially pressed. Prop 65 in California. Prop 65, and I'll come back to explain exactly what it is, has become an increasingly difficult problem for our customers and therefore a major opportunity for us. Perhaps, finally, we should be thinking about new technology which is becoming more interesting, if you will, to the food business. This is an important dynamic because it would seem logical, and I'm sure it does seem logical to you, that businesses would always be looking for the next big thing to help them get a competitive edge. But that's not been the case for the food industry historically.

Remember this is a risk-averse, low margin conservative industry. They don't want to do something until they see someone else do it first, almost a chicken and egg situation. But Amazon's acquisition of Whole Foods has changed that, has created a frightening problem for our customers, and has created a huge catalyst for change in the industry because Amazon is showing them what they need to do. How? Well, Amazon is addressing the changing consumer demand. If you go on Amazon and look at the number of food items, it's staggering. It also offers, frankly, the consumer a wide variety of information about products, including are they there.

There is virtually no retailer in the United States that maintains a perpetual inventory that enables them to know exactly what's on their shelf. If you've used any of the food delivery services like Shipped, Instacart, et cetera, you've found frequently that an item that appears to be in stock, they call you or text you or whatever, and explain that you'll need to substitute it if you want the order completed. The reality is retailers have a difficult time with just knowing what they have on the shelf.

Finally, and this is really the critical element here, by acquiring Whole Foods, Amazon is taking the technology that has made it so successful, and putting it in brick and mortar so it's just down the street from your local grocer. That's creating that interesting sense of urgency in the industry. But overall, that's what makes, for example, our MarketPlace so important.

ReposiTrak MarketPlace, by the way, isn't just another offering in our product suite. I think it has a pretty reasonable chance of becoming the cornerstone of our entire ReposiTrak platform and that enables our customers to move more rapidly, increase their product choice and localize their business and simultaneously manage their inventory with more agility.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Obviously we think we're a lot more than simply the MarketPlace Company, in spite of how it's performing. We are clearly the industry leader in compliance and food safety management. I think it's noteworthy that we're now coming up to nearly 70,000 connections in the compliance arena. Our supply chain capabilities, frankly, are unrivaled in terms of addressing the needs of our customers. I think that our total customer connection across all of the platform is something in excess of 250,000. We're at scale and that's critically important to the kinds of customers that we're doing business with.

During the last two years, the team has worked enormously hard to converge the supply chain and compliance businesses and launch MarketPlace simultaneously. This introduction of what we call a converged ReposiTrak platform is, without a doubt, and in the long run will be seen, as the most important development in the Company's history. With the platform, we're now uniquely well suited to help our customers be successful as they face ever increasing challenges in managing their supply chain.

I'd like you to think about it this way: while others define supply chain as simply forecasting and ordering, we think supply chain is very, very, very different than that. Here's how we would define supply chain. It's one, sourcing suppliers. We do that. Two, it's vetting those suppliers to be sure that they are someone that a company should do business with. Then thirdly, it's that space that others consider to be the whole enchilada, if you will, it's transacting business with those retailers.

We've begun getting new customers, interestingly now, from all three of those application suites that we have; from MarketPlace, from our compliance management and from our supply chain business. Frankly, it's a bit of a surprise but it's a nice one. Our original vision was that compliance would tend to bring in all of the new customers but now we're seeing that all three application suites are attracting net new names to us. We're proud of that and, frankly, as long as we continue to execute, it should continue to be the case.

Well, a little bit on each of these product suites; let's start with MarketPlace. First point I want to make is that MarketPlace is incremental on an already strong business. It's different than the other pieces. The second thing I want to highlight is, although it's incremental, it's quickly becoming a big deal for us and therefore it's garnering a lot of focus internally and a lot of our resource.

I'm sure all of you saw the announcement that it achieved nearly $1 million of revenue in the fourth quarter. That certainly makes it our most successful product launch in history. In fact, just for comparison, it took our compliance management business 12 quarters to ramp to the point that it's $1 million in quarterly revenue. Interestingly, so far because we want to make sure that our execution is absolutely brilliant as we expand the product, there's really only one buyer in the MarketPlace currently and that buyer is continuing to expand the use of the MarketPlace tool into other areas and product categories across their business.

I think in the long run, and something to note, is this makes MarketPlace by far the highest revenue per customer product in the whole portfolio. That's why over time, if we're successful with it, it will become a very important part of our total business. But while we are scaling MarketPlace, we do expect to add at least two new buyer hubs and that's our goal during fiscal 2019. We're going to go, hopefully, between now and next June, from one to three buyers in the MarketPlace. But remember, as you heard me say countless times, we want to scale it based on success not just scale it.

We're finding buyers with specific need and then making sure we have suppliers in the MarketPlace that address those needs. The idea is that, it’s a dating service, if you will. We're trying to set up a win-win proposition on both sides of the transaction. Why? Well, it should be obvious. This approach creates happy, referenceable customers. Yay.

We're confident the MarketPlace will be a significant and growth contributor to fiscal '19. Frankly, it's the center of our plate in terms of focus. Although, I would be remiss not to remind you that MarketPlace is going to be seasonal so progress is unlikely to be linear and it's not a finished initiative yet. We still have lots to do to make sure that our execution and how we manage that business continues to go on the right track.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Now, for those of you who remember, that's exactly what we did with the compliance business. In the first year with compliance, we did 200 connections with ReposiTrak Compliance and as you know, recently we've done, in a typical year, 10,000 or more connections. We're really good at learning how to use scale of business from an execution perspective without, in any way, denigrating the quality of what we do. While speaking of compliance, compliance continues to be a growth engine for the Company.

We're still seeing strong Tier 1 meaning retailer wholesaler hub growth. We added three new Tier 1 hubs in the fiscal fourth quarter and as we highlighted in the press release after the end of the quarter, we signed the largest deal for compliance that we've ever done before. This was a big win for us obviously. We're now seeing growth from two compliance initiatives, the Tier 2, or Supplier Hub initiative and the whole Prop 65 mandate.

Let me address both of those things quickly. With regards to Tier 2, or Supplier Hub growth initiative, after we had the success team focus on MarketPlace implementation, if you remember, in the fiscal third quarter, we shifted more of their focus to Tier 2 upsells in fiscal fourth quarter and that actually produced results quite quickly.

We added as many supplier hubs in fiscal 4Q as we did the entire fiscal year up to that point in time. With many, many thousands of suppliers already in our compliance network, this represents in the long run a huge opportunity within our existing book of business. We simply have to become more and more capable at delivering the sales message, the marketing message and converting them from the kind of users they are to now, to actually becoming what we call a Tier 2 or Supplier Hub.

On the Prop 65 mandate, it’s one of those amazing things, Prop 65 is a California—where else would it be—California regulation which requires retailers to get their suppliers to confirm that their products don't contain harmful elements, which means virtually every product has at least one of those. ReposiTrak is a perfect solution for monitoring that kind of information.

We're starting to get more and more incoming calls from retailers that weren't even on our prospect list, worried about the impact of Prop 65 on their business. As a result, I'm confident that compliance will continue to be a significant growth contributor in our fiscal 2019 and beyond.

In terms of supply chain, as Todd mentioned, we had a record quarter in terms of supply chain growth, led to a record year for the business. If you remember a couple of years ago, everybody said, well, what are you doing in supply chain We said, don't worry, we tend to focus one product at a time so we don't overstress the system. Now we're seeing a terrific revival of interest, for example, in our original product which is scan-based trading.

In case you don't know what scan-based trading is, it's really an application, if you will, or a business process that allows retailers to do consignment inventories so that they don't have to invest in the inventory, the supplier does. We help them track it, manage it, et cetera.

We invented this process back in the 90s. We enabled retailers to, in essence, therefore sell more but stock less. It obviously can remove a significant amount of inventory from the books, improving the retailers' balance sheet, giving them more flexibility. When you join it with our forecasting and ordering, wow, it simultaneously reduces inventory, but interestingly, we can increase sales by reducing out of stocks. It's sort of a double-barreled shotgun.

During the quarter, we signed two deals with large retailers to adopt our scan-based trading platform, leading to a third deal with a large national supplier to execute scan-based trading across, I think it was about 14,000 customer locations. Very exciting because what this now shows, and this is important, is that all three of our application suites on the converged platform are attracting net new customers. In other words, we have three points of entry into the ReposiTrak suite of application.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Now this is a slightly different take that I think is important for you to understand how we think about this. By having three distinct suites, we appeal to a broader range of perspective customers. We increase our upselling potential, but at the same time, we reduce our risk of being dependent on any single application or any typical competitor.

Very important, we increase our attractiveness and simultaneously reduce the risk that, just in case we had a problem in one segment of the business, it is not the only leg of the stool, if you will. Please try and remember that as we progress over the course of the next several years.

With the introduction of MarketPlace and our ReposiTrak converged platform, we have a service offering and now a sales structure to carry us into the future. It's not mature yet. It's a work in progress but it is coming along. Our customers can use the ReposiTrak platform to contend with virtually any of the challenges that we talked about early in our call. That's why we ended the year on a strong note. It was the highest quarterly growth of the year. Most importantly, net income grew twice as fast as revenue.

Our profitability is obviously important. We know that. It's important to you as an Investor, but it's also important to our customers. More and more of our customers are large companies and they want us to have staying power; so cash on our balance sheet and improved profitability is important to them as well as to you. That's why we feel good about our position going into fiscal 2019. We now have multiple drivers, all three of the application suites are working together. Think of it this way: we've got MarketPlace resourcing, compliance for vetting and supply chain for transacting across the entire business.

As such, we should continue to see very strong earnings growth. We've largely completed the investment of new product introductions but we still have some very exciting additions coming. I'm giving a little hint here, especially in the area of artificial intelligence. We've been doing some interesting research around AI and I think you'll see AI start to appear in a number of our applications, helping our customers in a dramatically different fashion than we've been able to. I hesitate to use the word revolutionize, but I think it's close to revolutionizing how we interact with our customers in terms of what we can do. More on that, obviously, later, but we're reasonably close to actually piloting and testing some of these AI ideas.

We've largely completed the investment in our back office automation although MarketPlace is still young so obviously that's going to require some additional work. But as Todd mentioned, fiscal 2019, again, is going to be about execution.We have to continue, though, to tune our cross-selling abilities. We have to continue to improve our back office management. We have to continue to implement our supplier hub at an ever-accelerating rate. We’ve got to be faster and faster and better and better. We have to do that while continuing to generate superior results for our customers, because, just as Todd said, if we continue to execute superbly, our customers will feel in relationship with us and if they do feel in relationship with us, they’ll want to buy more from us.

The execution has been fabulous and that's why I don't know seriously of any technology company with a lower loss of customers or churn rate than we have. We really do deliver—we really deliver on our customer problems. Our goal here, really, then is simple, is to continue to execute superbly, continue to help our customers be successful and continue to build a highly profitable business.

That's it. Questions.

Operator:

Ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad. If you're using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Once again, star, one for questions.

Our first is Ananda Baruah, Loop Capital.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Ananda Baruah:

Hey guys. Good afternoon. Thanks for taking the question and congrats on the solid quarter all around. I guess I have a few here, if I could. You guys did a good job or you did a really helpful job of kind of walking through the different legs of the stool and where you are right now with them and the interplay between them.

Could you drill down a little bit and just give us a sense, from a blocking and tackling perspective, what you'll be focused on through the fall into '19 This is the first time here you've had, let's say, you have got higher level all three businesses, all three services, up and going at the same time. How do you guys plan on mining those three together now That would be helpful and I have a couple of follow-ups. Thanks.

Randall Fields:

I think it's fair to say—by the way, I think you should offer a prize for the first person that pronounces your name correctly. Sorry. I think the reality is that we're going to be focused, to a great extent, on what we call the Tier 2 hub initiative. It's a learning for us. We're going to have to get skilled at it. It requires a different approach than we've taken before. We're experimenting and pretty soon we'll have a business process if you will, because I’m, by nature, process driven, we’ll have a process that produces the results.

That business, over the next several years, is very important to scale. First we have to learn how to do it and the consequence will be, we’ll scale it. Tier 2-ness, if you will, is a critically important initiative. Secondly—in fact, it's a lot of my time, honestly. Secondly, focusing continually on MarketPlace, it's obviously going well. We're so pleased that the execution has just been great. There's still significant learnings in the back office part of MarketPlace that we want to get better tuned. But I would say if you put those two initiatives to the top, that's a big piece of the focus inside the business.

Ananda Baruah:

Got it. Randy, you made mention of the Tier 2 was going to be a strong focus of your time as well. In what way—I guess, in what ways what will it require your time and attention?

Randall Fields:

Well, we're moving from a service-centric organization—in fact, let me give you—I'm going to put a number out there; I'm not highly confident that it's correct, but I think it's pretty close. What if I were to say that our churn rate last year, meaning our loss of customers, was what, Todd, 2%?

Todd Mitchell:

Right around 2% in the compliance business.

Randall Fields:

It's just crazy. I mean, we're really, really good at doing this. The business reality for us is that we've gone—we're going to have to move from a service-centric organization to a more sales-centric organization with that group of people. Now that takes some training and management and process. But it’s coming along. It takes time, and everything in this business takes time and focus if you care about execution.

If all you care about is marketing and sales, it's actually pretty easy. But if you care about the customer experience, you better pay attention to the execution or you will pretty soon screw it up and lose your market reputation. Huge percentage of our time is internal on how we're executing with our existing customers and that activity will take a lot, really will, but I'm getting excited. Yes, last week has been pretty remarkable.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Ananda Baruah:

Got it. That's helpful. Then, just last one for me for now, before I get back in the queue. How would you guys—I mean, you guys did a great job on the margins this quarter. How would you like us to think about—and you mentioned on this call and then also on recent calls about—upon getting the businesses stood up like they are now, the potential to see pretty attractive incremental margins as they ramp. Given that you've just put up a really nice and really solid margin in this quarter, how would you like to think about that for fiscal '19? Any, I guess, any context would probably be helpful for us. Thanks.

Todd Mitchell:

I think we expect to see pretty significant increase in net income in fiscal '19. Certainly, debt to net income will grow much, much faster than revenue and we expect to have good revenue trends. In terms of the revenue mix, I think as we've talked before, that's what's going to drive kind of the margin mix. MarketPlace is, as we said, dilutive to gross margin, but accretive to net income. Ultimately, it will determine what our operating margin looks like, but the scale in which the revenues are growing there did—and it is profitable—means that it will contribute to our net income.

Randall Fields:

Here's the best way to put it. It's running ahead of our expectations in terms of its contribution at the margin level to the business, is that a fair statement.

Todd Mitchell:

To both the revenue and margin.

Randall Fields:

We're pleasantly surprised, which means we're going to double down on our management of it to make sure that we've got it right. At this point, it's almost self-scaling. We've got a lot of interest from other people about how can they participate. We know that when we get aggressive about bringing people into it that we should be able to—there will be a sales cycle, but we can bring people into it, but it's doing better than we thought it would. It will never have the same margins as the rest of the business, but it'll have very nice margins and contribute significantly to dollar profitability in the enterprise.

Todd Mitchell:

I think whatever percentage of this mix it is will ultimately determine our margins for the year. The rest of the business is largely going to piggyback off of investments that we made last year. I think that the core OpEx excluding MarketPlace is—I'm not going to say flat, but certainly will increase well below the growth in those businesses.

Ananda Baruah:

Got it. Thanks. It's helpful context. Thanks, guys.

Operator:

Our next question is from Tom Forte, DA Davidson.

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Thomas Forte:

Great. Thanks for taking my questions. I have two questions. One, can you walk through the fixed versus variable nature of your revenue for your three lines of business? Then, number two, you've talked in the past about international expansion and potentially looking for a partner. Can you update us on your thoughts on international expansion as well? Thanks.

Todd Mitchell:

I'll take the first question. Across our three application suites, compliance and supply chain are fundamentally subscription businesses with recurring revenue streams. That's not to say that they are 100% recurring revenue, but a large percentage of that revenue is recurring. It's growth that increases—the faster they grow, there's a certain amount we charge to bring customers online and that's basically the only non-recurring component.

MarketPlace is transactional. I won't call it recurring. But what we've seen is that the way that we're scaling this business is not to let it scale randomly, but instead to bring on a customer with a specific need, and then suppliers that have products that satisfy that need. That mitigates some of the randomness to the transactional nature of that business, because they're essentially buying for what we would call events, whether that event be a six-month event or a weekend-long event, but that business is entirely transactional from a contractual perspective.

Randall Fields:

The answer to the second part of your question, Tom, we've already established and announced a partner in the United Kingdom and I'm envious of their prospect list. It's almost a who's who of UK and Continental Europe retailers. We're starting to work through the list, making calls and our fingers are crossed. We're in search for partners in several other places in the world. As we have transactional stuff to report, we certainly will. We're pretty excited about that.

Thomas Forte:

Great. Thanks for taking my question.

Operator:

Just a reminder, ladies and gentlemen, it is star, one if you have a question today. Up next is Walter Schenker, MAZ Partners.

Walter Schenker:

Hi, Randy. Hi, Todd.

Randall Fields:

Hi, Walter.

Walter Schenker:

Three questions, two are very short, then one is more interesting. One, why would we have increased line of credit debt with the cash we have? It would seem we would—it's a negative arbitrage there. Question two: is the large new compliance contractor a retailer or a supplier Then, the interesting question, at least from my standpoint, is you announced a large new 14,000 retailer supplier. How does one get retailers as a supplier How do you force them to use this? I understand how a retailer can force it down? How does the supplier force it up?

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Randall Fields:

Yes. Interesting. Are you okay, Walter, if I answer them in reverse order?

Walter Schenker:

Your company.

Randall Fields:

Yes. Okay. We are finding some large suppliers realizing that scan-based trading, where they own the inventory, they manage the inventory, they stock the store, they destock the store, several large suppliers are coming to a very interesting conclusion that scan-based trading in that circumstance is not a punishment, it's an advantage.

Think of it this way, suppose you are a—I'm making this up. Suppose you're delivering, let's call it, bread, okay. You're a bread supplier and you have two retail stores a mile apart. One of the stores has 500 loaves of wheat bread that you put in. It is getting toward the end of the week and you absolutely know they're not going to sell more than 100 loaves. Well, let me tell you the problem. You're about to literally eat it. If you own the inventory, instead of the retail store owns the inventory, guess what you can do? Take it out, move it and put it in the other store that needs the inventory.

In other words, if you're a supplier, owning the inventory is not painful, it's an advantage. It's yours, pick it up and move it. You don't have to check it into the back of the store. It saves you labor, gasoline and time. You literally become more efficient in your route business simultaneously with having greater control.

We think, over time, a number of suppliers will recognize this is a great strategy and it's pretty easy to go to the retailer and say, oh, by the way, you don't have to pay for my inventory until you sell it, it's on consignment. Tell me what retailer would say no to that idea Exactly none. They all love the idea. It's a big thing. You'll see us constantly increasing our lines of credit. But you'll actually see the amount of debt outstanding at the end of a quarter typically remaining about the same. That's kind of not anything important.

The other question was …?

Walter Schenker:

Wholesaler or retailer?

Randall Fields:

Oh, yes. One of the big accounts that—we've signed some big retailers and recently also some wholesalers. I don't want to be any more specific. I'm being evasive. Can you tell, Walter? I don't want to talk more about it. But there will be—yes. But there's more to that story than we've said so far, but more of that information will come out in the next few months.

Walter Schenker:

Lastly, to allow you to be most evasive, double digit sales ranges from 10% to 99%. Are you willing to …?

Park City Group - Fourth Quarter 2018 Conference Call, September 13, 2018

Randall Fields:

It will be somewhat less than 99%. I'm confident it will be less than 99%. I'm actually equally confident it will be more than 10%.

Walter Schenker:

Okay. Thanks a lot, Randy.

Todd Mitchell:

Let me answer that. I'm confident that it will be at a level which you can still consider us a growth company.

Randall Fields:

For sure.

Walter Schenker:

Okay. Thank you, todd.

Randall Fields:

Walter, because I know you are one of those guys that sort of likes bottom line, it's really important that as a company for our customers and, frankly, for Shareholders, that we focus on the growth at the bottom line. You will like that.

Walter Schenker:

Okay. Thank you, Randy.

Randall Fields:

Thank you, guys.

Operator:

Ladies and gentlemen, at this time, there are no further questions. That also does conclude our conference for today. Thank you, all, for your participation. You may now disconnect.